EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-113218) and related Prospectus of The Corporate Executive Board for the registration of 3,400,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 2, 2004, except for Note 7, as to which the date is February 27, 2004, with respect to the consolidated financial statements and schedule of The Corporate Executive Board included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
March 11, 2004